EXHIBIT 99.1

ASHFORD INC.
Remington Holdings Combination Conference Call
September 18, 2015
10:00 a.m. Central

Introductory Comments – Stacy Feit

Good day, everyone, and welcome to today’s conference call to review the recently announced proposed combination between Ashford Inc. and Remington Holdings. The contents as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed this morning in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning everyone, and thank you for joining us. We are very pleased to provide you with the details of the transaction that was announced today between Ashford and Remington Holdings. We have discussed the possibility of this transaction for several months and while the process has been a long one, we strongly believe that it has been well worth the effort and will result in significant value creation for Ashford shareholders. Also, as mentioned in the press release announcing the transaction, we have posted a presentation to the Ashford Inc. website that provides highlights of this transaction. We encourage investors and analysts to go to our website at www.ashfordinc.com and view the presentation by clicking on “Investor” and then clicking on “Presentations.”

When we spun-off Ashford from Ashford Trust back in November of last year, one of the main growth opportunities that we envisioned for Ashford was the ability to pursue business opportunities that provide services directly to hotels. The most obvious of these types of service businesses is the day-to-day management of hotel properties. As we had mentioned on many occasions, if Ashford were to pursue getting involved in the hotel property management business, Remington would be a logical first choice as it is a market leader in the space and it already manages over 90 properties for our managed REIT platforms.

Thus, earlier this year, the Board of Directors of Ashford established a special committee comprised of independent directors to engage with Remington to explore the possibility of a combination of the two entities. This morning, our Board announced that it had finalized the terms of an agreement in which Ashford will combine with Remington. Under the agreement, Ashford’s existing business along with 80% of Remington will be contributed to a new subsidiary of Ashford. The 80% of Remington will be contributed to the new subsidiary at an approximate value of $299.5 million. This value equates to an estimated forward 12-month EBITDA multiple of 9.4x, and we expect the transaction to be immediately accretive to our normalized adjusted net income per share by just shy of 20% on a GAAP basis and by an impressive 50% on an as converted basis.

It’s also important to note that as a result of this transaction, Bennett and management voting interest in Ashford will not change. The equity received by the sellers will be nonvoting and the sellers are taking very little cash as part of the consideration. I think this is a very important part of this transaction that I’d like to re-iterate. Through this transaction, Ashford is combining with a company much larger than its current size through a transformational acquisition by issuing non-voting equity and very little cash. The special committee viewed this as a very attractive structure for Ashford shareholders for this type of transaction which enhances the strong alignment of management with the interests of shareholders. Also, Ashford and the managed REITs are clarifying that any incremental EBITDA to Ashford from Remington will not be included in the termination fee calculation under the advisory agreements.

This new subsidiary of Ashford will hold all of Ashford’s existing business as well as 80% of Remington and will issue securities to the sellers that are intended to be economically equivalent to the securities of Ashford. Of the contributed value of Remington of $299.5 million, $230 million will be in the form of subsidiary participating convertible preferred stock. This preferred stock, which represents an 85% premium to the current market price of Ashford common stock will have a 6.625% yield and a conversion price of $120 per share. As additional consideration, 916,500 shares of subsidiary common stock will be issued at a price of $100 per share, a 54% premium to the current market price of Ashford common stock. There will also be $10 million of cash consideration that will be paid out in equal quarterly installments over four years. The principals of Remington will retain 20% ownership in Remington. The subsidiary preferred and common stock and the retained 20% interest will be subject to certain put, call and/or conversion rights which could result in the previous owners of Remington receiving subsidiary voting shares and/or preferred or common shares of Ashford.

I’d also like to outline some of the important aspects of this proposed combination. First, this transaction will be subject to customary closing conditions, including approval by Ashford stockholders, and certain tax related conditions. Second, going forward, the incremental EBITDA that Ashford receives from Remington for managing properties for Ashford Trust and Ashford Prime will not be included in the calculation of any termination fees due under the advisory agreements. The Board of Ashford has entered into side letter agreements with the boards of Trust and Prime that address the exclusion of this income from the termination fee calculation. Third, all of the equity the Remington sellers receive in this transaction will be non-voting equity and we will be subject to an investor rights agreement that will limit the voting control for the Remington sellers combined equity to no more than 25% for four years, and will provide the Remington sellers with the right to nominate a director to the boards of each of Ashford and its subsidiary. Lastly, Ashford will have contractual rights to acquire the remaining interest in Remington, including a right of first refusal for the life of Ashford’s ownership as well as there being a formula to call that remaining ownership after ten years and a right to call the preferred after five years.

We believe that the valuation and structure of this transaction is very attractive for Ashford shareholders. The total transaction value of $299.5 million represents an estimated forward EBITDA multiple of 9.4x. The special committee and financial advisor think this is an attractive value for Remington relative to its intrinsic value to our platform and recent comparable metrics on similar transactions. As a reminder, Remington has a mutual exclusivity agreement with Trust and Prime to manage any newly-acquired properties that are not encumbered by property management. This type of arrangement is very rare for independent property management companies and makes the Remington platform more valuable than a typical third party management company. Also, the vast majority of the consideration is being paid in subsidiary common stock and convertible preferred stock that is valued or will convert at prices that are at a significant premium to Ashford’s current share price, and there is very little cash consideration in the transaction – only $10 million – which will be paid out in $2.5 million increments over 4 years. We believe this structure illustrates the Remington sellers strong belief in the future prospects for Ashford.

In addition to the attractive valuation and structure, there are several additional strategic benefits to the Ashford-Remington combination. We expect that this transaction will increase Ashford’s normalized Adjusted EBITDA by approximately $32 million, or 250%, which will provide significantly greater scale to the platform, and it will be immediately accretive to the normalized Adjusted Net Income of Ashford. Combining with Remington will also provide an incremental incentive fee stream that is tied to the performance of the managed hotels, not strictly shareholder returns, as is the case for Ashford’s current incentive fees under its advisory agreements. Remington also has an imbedded growth opportunity in its platform even if Trust and Prime do not grow their portfolios through the potential transition over time of the REITs brand-managed hotels to Remington management. The combination also creates the only public, pure-play provider of asset and property management services to the lodging industry. So as you can see, there are multiple benefits to Ashford from this transaction, which is why we found it very beneficial to combine these two platforms.

For those of you not familiar with Remington, the company has a long, successful history in the hospitality industry. The Company was started by my father over 40 years ago when he opened his first hotel – a Holiday Inn in Galveston, TX – and since then it has been in the business of developing, owning and operating lodging assets. Currently, Remington manages a diverse portfolio of 93 hotels with almost 18,000 rooms that includes full-service, select-service, condo/hotels, convention centers and luxury hotels under 16 different hotel brands as well as a variety of upscale and luxury independent hotels. This makes it one of the industry’s largest and most experienced independent property management companies with over $925 million in annual managed hotel revenues, approximately 8,000 associates at its managed hotels and approximately 245 professionals in its corporate office. In addition to its hotel property management business, Remington’s project management division is responsible for managing approximately $200 million of capital projects annually at 140 hotels and has managed in excess of $1 billion of capital projects for the Ashford REITs. The management team at Remington is experienced and talented and is well-positioned to lead Remington’s growth going forward.

In closing, we are excited to be able to announce this transaction and believe the valuation and structure of the deal are very favorable for Ashford shareholders. Additionally, the transaction aligns us with a market leader in hotel property management, transforms Ashford by providing immediate scale to the platform, and positions the Company to better take advantage of growth opportunities going forward.

That concludes our prepared remarks and I will now open it up for your questions.

Thank you for participating on the call. I would like to remind everyone about our Investor Day on October 20th in New York City. I hope to see you there.

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